Exhibit 23.2

CONSENT OF

KPMG Austria GmbH Wirtschaftsprüfungs- und Steuerberatungsgesellschaft

KPMG Austria GmbH Wirtschaftsprüfungs- und Steuerberatungsgesellschaft hereby consents to the incorporation by reference into this Registration Statement of its report dated February 25, 2015 relating to the December 31, 2014 financial statements of Oesterreichische Kontrollbank Aktiengesellschaft, which report appears in amendment no. 2 to the Annual Report on Form 18-K for the year ended December 31, 2014 of Oesterreichische Kontrollbank Aktiengesellschaft and the Republic of Austria.

Vienna, Austria

Date: September 8, 2015

/S/ DDR. MARTIN WAGNER
Name: DDr. Martin Wagner

/S/ MAG. RENATA VALA
Name: Mag. Renata Vala KPMG Austria GmbH Wirtschaftsprüfungs- und Steuerberatungsgesellschaft Vienna, Austria